Exhibit 99.1

                     CardioDynamics ICG Technology Selected
          for Department of Veterans Affairs Heart Failure Drug Study

SAN DIEGO--(BUSINESS WIRE)--March 16, 2004--

          ICG to Assess Newly-Developed Drug in Two-Year, Multi-Center
                           Prospective Phase II Study

    CardioDynamics (Nasdaq: CDIC), the innovator and leader of Impedance Cardiography (ICG) technology, today announced the U.S. Department of Veterans Affairs' (VA) selection of the company's BioZ(R) Systems to assess the effectiveness, safety and dosage of a newly-developed heart failure drug. The two-year, multi-center prospective Phase II study will test a thyroid hormone analog (drug similar to the thyroid hormone) to treat heart failure in approximately 150 patients. The goal of the randomized, double-blind study is to demonstrate the efficacy and safety of 3,5-diiodothyropropionic acid (DITPA). The study will also define the dose of DITPA needed to achieve hemodynamic improvement in patients with heart failure. This study is a prerequisite for a larger Phase III trial to determine whether mortality is improved.
    For this study, BioZ Systems were purchased for VA clinical sites located in Tucson, Ariz., Los Angeles, Minneapolis, Cleveland and Charleston, S.C. This follows the BioZ sale last year to the National Institutes of Health (NIH) for two drug studies and a number of additional BioZ sales to VA hospitals.
    Michael K. Perry, chief executive officer of CardioDynamics, stated, "We are pleased to collaborate with the VA and NIH to significantly improve treatment options and ultimately improve patient quality of life. Increasingly, our ICG technology is being embraced by the research community as a powerful tool that provides clinical research teams, both in private pharmaceutical companies and governmental agencies, with access to important cardiac data they need to test the effectiveness and safety, and determine optimal dosing of new medications. In addition to playing an important role in the drug development process, we continue to expand the BioZ's use in assisting physicians every day in the selection and titration of drugs for patients."
    The VA has been evolving from a hospital-based system to a more integrated network with a greater focus on prevention, early detection of disease and easier access to care. As part of the Veterans Health Administration (VHA), the research and development program is a leader in the world of medical science today. In 2002, VA research supported studies by more than 3,000 scientists at over 115 VA facilities across the country. With an annual budget of more than $25 billion, the VHA operates the largest health care system in the U.S. and is the nation's largest provider of medical education -- training about 110,000 health professionals each year.

    About CardioDynamics:

    CardioDynamics (Nasdaq: CDIC), the ICG Company, is the innovator and leader of breakthrough medical technology called Impedance Cardiography (ICG). The company's BioZ Systems are being used by leading physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Medical Systems Information Technologies and Philips Medical Systems. The worldwide market potential for BioZ products is estimated to be $5 billion and an additional $800 million in recurring annual revenue for sensors. For additional information or to request an investor package, refer to the company's Web site at www.cdic.com.

    Forward-Looking (Safe Harbor) Statement:

    Except for the historical and factual information contained herein, this press release contains forward-looking statements, such as market size, potential, growth and penetration rates, the accuracy of which is necessarily subject to uncertainties and risks including the company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the company's filings with the SEC, including its 2003 Form 10-K. The company does not undertake to update the disclosures contained in this press release.


    CONTACT: CardioDynamics, San Diego
             Bonnie Ortega, 800-778-4825, Ext. 1005
             bonnie@cdic.com
                 or
             Irene Paigah, 800-778-4825, Ext. 1012
             ip@cdic.com